(LOGO) Provident Bank
One East Fourth Street
Cincinnati, Ohio 45202
Phone: (513) 579-2000

Report of Management

We, as members of management of The Provident Bank (Provident), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of Provident's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1999 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1999, Provident complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for this same period, Provident had in effect a fidelity bond and errors and omissions policy in the amount of $ 25,000,000 and $10,000,000, respectively.


Richard Gravino
Executive Vice President
Consumer Finance

Joseph Smith II
Senior Vice President
National Servicing Operations

March 31, 2000


Member FDIC
Equal Housing Lender